EXHIBIT 99

Contact:
Christopher Ferris
President and Chief Executive Officer
(504) 569-3413

FB Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

New Orleans, LA; October 17, 2024 – FB Bancorp, Inc. (the “Company”), the proposed holding company for Fidelity Bank (the “Bank”), announced today that all regulatory approvals have been received to complete the Bank’s conversion from the mutual form of organization to the stock form of organization and the Company’s related initial public offering.  The Bank’s members approved the transaction at a Special Meeting of Members held on October 9, 2024.

The transaction is expected to close on October 22, 2024.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market on October 23, 2024, under the trading symbol “FBLA.”

The Company intends to sell 19,837,500 shares of common stock, which includes 586,655 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $198.4 million based on the offering price of $10.00 per share.  The Company expects to have 19,837,500 shares of common stock issued and outstanding upon the closing of the transaction.

The Company conducted a Subscription Offering, which closed on September 20, 2024.  The offering was oversubscribed in Priority 2 of the offering. Consequently, all valid stock orders submitted by Priority 1 eligible purchasers in the Subscription Offering will be filled in full, Fidelity Bank’s Employee Stock Ownership Plan (as Priority 2 in the offering) will purchase 586,655 shares, and all Priority 3 and Priority 4 subscribers will have their orders refunded.  Subscribers wishing to confirm their stock orders may do so by contacting the Stock Information Center at (504) 569-3483.  The Stock Information Center is open between 9:00 a.m. and 5:00 p.m., Central time, Monday through Friday, excluding bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about October 23, 2024.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank.  Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the stock offering, and Silver, Freedman, Taff & Tiernan LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.